United Realty Trust 8-K

Exhibit 99.1

For immediate release: February 23, 2015

Contact:

Eleanor McManus

emcmanus@levick.com

(202) 973-5337 office

(202) 460-1451 cell

FORMER UNITED REALTY EMPLOYEE AL AKERMAN WITHDRAWS "WHISTLEBLOWER" LETTER TO S.E.C. AGAINST

JACOB FRYDMAN'S REAL ESTATE COMPANY

Blames "Apparent Misrepresentations…by a Third Party" for "False" Accusations in Letter

Frydman Says He Has Evidence That Former Business Partner Eli Verschleiser May Be Behind SEC Letter and Illegal Computer Hacking of Company

Attorney Lanny Davis Calls for State, Federal Investigation of Verschleiser for Possible Illegal Computer Hacking and Fraudulent Posting of Scurrilous Internet Sites

New York City, N.Y. - February 23, 2015 -- During a national telephonic press conference held at noon today, Jacob Frydman, Chief Executive of United Realty, a major real estate development company, and sponsor of United Realty Trust (URT), today announced that a letter sent by Al Akerman, the former Compliance Officer of an affiliate company, Cabot Lodge Securities, to the Securities and Exchange Commission complaining about Frydman, URT and affiliated companies, had been "retracted and withdrawn" last Friday, February 20. Also withdrawn "with prejudice" was a state court case filed by Akerman against Frydman and related companies.

Akerman said the "wrong" and "false" statements in the letter were based on "apparent misrepresentations" by a "third party." Frydman said he had evidence pointing to his former business associate, Eli Verschleiser, as the "third party" behind the recanted Akerman SEC letter as well as scurrilous multiple websites attacking him and his companies. Frydman also recently sued Verschleiser and others in U.S. District Court for violating the Racketeering Influenced and Corrupt Organization Act (RICO).

Frydman's attorney, Lanny J. Davis, asked various media outlets that had published headlines about the Akerman SEC letter and the law suit to "publish headlines correcting the record as conspicuous as those falsely accusing Frydman and his companies of wrongdoing based on the withdrawn Akerman law suit and recanted SEC letter.”

Frydman read quotes from a legally-taped profane and threatening phone call Verschleiser made February 13, 2015 to a senior executive of Cabot Lodge Securities. "If you don't resign from all that s**t, there's going to be about six other lawsuits that you are going to be named in," Verschleiser said. Then, more than an hour before the Akerman False Claims Letter was sent to the SEC, Verschleiser threatened: “you'll see in a letter today that's going to FINRA, the SEC, everybody. . . . . But that's just to show you what's going to happen,” referring to the Akerman Whistleblower letter. Verschleiser said: "At the end of the day, when all this goes down, SEC and all the suits go down...you're just going to have to defend yourself for the next ten years." (emphasis added)

Frydman also said that forensic investigations of the company's computer networks and other evidence suggested that Verschleiser had illegally hacked into the company's email systems. A federal judge also recently issued a Temporary Restraining Order/preliminary injunction ordering Akerman and Verschleiser not to use or distribute company proprietary and confidential information that Verschleiser and Akerman had obtained from Frydman's companies.

Frydman's attorney Davis stated that he would be seeking a federal and New York State investigation of Verschleiser not only for this possible illegal hacking, but for possibly being behind fraudulent and anonymous multiple websites that "viciously and scurrilously attack Frydman." Davis said that they had evidence suggesting that Verschleiser may have fraudulently tried to hide his role in creating those websites.

# # # # #